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Pitney Bowes Inc.
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April 30, 2012

Re: Pitney Bowes Inc. (“Company”)
2012 Annual Meeting of Stockholders – May 14, 2012
Proposal 3 – Advisory Vote to Approve Executive Compensation (“Say on Pay Proposal”)

Dear Shareholder:

We are writing to ask you to support the board of directors’ recommendation and vote FOR Say on Pay Proposal included in Proposal 3 in the Company’s Proxy Statement (the “Proxy”) filed on March 23, 2012. We believe our shareholders recognized the alignment of our compensation program with our business strategy by their 83.9% approval of last year’s Say on Pay proposal. The design of the compensation program has not changed in any material way since the positive vote in 2011.

Institutional Shareholders Services (“ISS”) and Glass Lewis have recommended a vote against the Say on Pay Proposal citing various pay-for-performance concerns.

The board of directors strongly disagrees with ISS and Glass Lewis for the following reasons:

1.	The Company’s compensation program reinforces our strong pay for performance philosophy and rigorous goal setting process.
2.	The board of directors believes that the Company’s CEO compensation is appropriate given the business circumstances faced by the Company.
3.	The Company’s selected peer group (“Company Peer Group”) accurately reflects the breadth and uniqueness of the Company’s business.
4.	The Company has managed controllable business challenges responsibly as it repositions itself for the future.

Below is a more detailed discussion of each of these points:

1.	The Company’s compensation program reinforces our strong pay for performance philosophy and rigorous goal setting process.

•

The Executive Compensation Committee (“ECC”) of the board engages each year in a thorough review and discussion of the annual and long-term financial and strategic goals that are most meaningful to the Company’s future success and sees that each approved goal is challenging yet realistic.

•	The targets for our financial goals are generally set at or close to the midpoint of our initial guidance to investors and are not changed at any point during the year.
•

The rigor of the goals is demonstrated by the fact that both short and long-term payouts on average have been below target over the last three and five year periods which aligns to the shareholder value and business results produced over that period.

•	The Income from Continuing Operations (“IFCO”) measurement, which ISS raised as a concern, is used solely as an initial threshold to determine award funding. The actual payout amount of any award is based on achievement of the predetermined financial and strategic goals that align with our market guidance.
•

Except for base salary, pension and de minimis other benefits, each element of Named Executive Officer compensation, including 87% of the 2011 CEO total direct compensation, is at risk and directly aligned to the performance of the Company.

•

Regarding the portions of executive pay that are not performance-based, pension is determined using a broad-based formula applicable to all eligible employees and changes to pension value are not determined by the ECC. The applicable pension plans will be frozen on December 31, 2014 with no further accruals.

•	ISS assigns an overall “low concern” in its compensation Governance Risk Indicator (“GRId”) for the Company which is a more favorable conclusion than last year’s “medium concern.”

2.	The board of directors believes that the Company’s CEO compensation is appropriate given the business circumstances faced by the Company.

•

From 2010 to 2011, CEO compensation increased by less than 1%, or $49,872, excluding change in pension value. The change in pension value represents nearly all of the year-over-year pay change, and, as discussed above, is determined using a formula applicable to all eligible employees.

	•	Using ISS’ valuation of stock options, CEO total compensation reported by ISS actually decreases by 3% if the change in pension value is excluded.
•

CEO base pay has increased less than 4% since 2008, the CEO’s first full year in that position. The current CEO’s base pay remains below that of the former CEO’s during his last full year in that position. The current CEO’s total compensation in 2011 is substantially the same as the prior CEO’s was in 2006.

•	The Company’s CEO total direct compensation is at the median of the Company Peer Group and slightly below the median of the Towers Watson Compensation Report (see peer group discussion below).
•

Although individual elements of the CEO total direct compensation, including base, incentive target, and long-term awards, may vary, none are significantly above or below the median of the Company Peer Group or the Towers Watson Compensation Report.

•

ISS values the equity compensation at the date of grant, and does not consider the “realized” value of the award. For example, $0 of appreciation has been realized by the CEO from stock options granted over the last five years and the current value of RSU awards is significantly lower than the grant date value. Importantly, equity awards account for approximately 30% of the CEO total direct compensation opportunity. We believe this information (i.e., “realized” value) is critical in assessing a company’s pay-for-performance linkage.

•

The use by ISS of a five year average dividend yield to revalue annual stock option grants results in an inflated ISS stock option value, particularly given the high dividend yield on the Company’s stock. As a result, CEO total pay reflected by ISS is overstated by more than $1 million.

3.	The Company Peer Group accurately reflects the breadth and uniqueness of the Company’s business.

•

The ECC and its independent compensation consultant annually review information from two independent sources in calibrating executive compensation and assessing its reasonableness: the Towers Watson Compensation Report and the Company Peer Group.

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Although the Company has few direct business peers, as disclosed in our recent Proxy, the ECC and its independent compensation consultant designed and periodically reassess the Company Peer Group to attract and retain the talent and skill required to lead a business of complexity and size similar to us. The Company Peer Group consists of services, industrial and technology companies. The ECC considered factors such as revenue, net income, market capitalization, number of employees and complexity of the business to ensure a reasonable balance in terms of company size and adequate number of peers.

•

ISS relies on an inappropriately constituted peer group predicated on the Company’s Global Industry Classification Standards (“GICS”) code. In the Company’s case, the GICS code produces a group of companies that does not reflect the complexity of the Company.

	•	Only one of ISS’ peer group companies is actually within the Company Peer Group.
•

A majority of the ISS peer group are in businesses unrelated to the Company including three manufacturers of industrial supplies, a solid waste collection company, a secure transportation company, a uniform supply company and three furniture and other office supply companies.

•

As of the ISS report date, we believe that 2011 CEO compensation data has been included for only seven of the 14 ISS peer group companies (50%), resulting in current year comparisons to outdated compensation and performance information for a significant portion of the ISS peer group.

•

The Equilar peer group modeling tool confirms that the Company Peer Group better represents our business than the peer group compiled by ISS. The peer group developed using the tool matched nine of our 16 peer companies, whereas only one company in the ISS peer group matched the Equilar selected peer group. Equilar is an independent provider of executive compensation data.

•	In last year’s ISS review, the Company Peer Group category received a rating of “low concern.” There were no changes in the Company Peer Group in 2011.
•

Removal of the change in pension value and the ISS inflated option value would reduce ISS’ calculation of the Company’s CEO total pay by approximately $2.4 million, moving it significantly closer to the median of ISS’ selected peer group.

4.	The Company has managed controllable business challenges responsibly as it repositions itself for the future.

•	While our primary long-term objective is to create total shareholder value, ISS’ single-minded focus on stock price overly diminishes the challenges faced by the Company in the current business environment and undervalues the strategic value brought by the CEO and his leadership team to reposition the Company for future gains. While ISS acknowledges, “that management has a difficult task of repositioning the Company for future growth,” it gives no weight to this challenge in its conclusion. To achieve this “difficult task,” we need to attract, retain and engage the necessary leadership which in turn requires reasonable compensation programs.

•	In this environment, 2011 achievements included among other things the successful execution of our Strategic Transformation program and development in the digital space.
•

In light of declining mail volumes the Company has moved aggressively to control its costs, streamline its business operations and create a more flexible cost structure. We achieved benefits from our Strategic Transformation program that we expect to yield approximately $300 million net annual savings.

•

Management developed and invested in products, software, services and solutions such as VollyTM and Connect+TM that it believes will position the Company to grow its business more effectively in the physical and digital environment.

Conclusion
In considering your vote, please review the Compensation Discussion and Analysis beginning on page 24 of the Company’s Proxy and consider the supplemental information provided in this additional filing. The Company’s board of directors has designed and implemented an executive compensation program that is performance-based and delivers reasonable compensation to incentivize management to deliver strong business results in an extremely challenging business environment. We believe our shareholders recognized the alignment of our compensation program by their 83.9% approval of last year’s Say on Pay proposal. The design of the program has not changed in any material way since last year when ISS recommended a FOR vote on Say on Pay. The board of directors believes that the compensation paid under our program is appropriate given the business circumstances faced by the Company. We believe ISS and Glass Lewis’ voting recommendations are incorrect based on the reasons set forth above. Therefore, we request your support in voting FOR the advisory Say on Pay Proposal as recommended by management.

The board of directors recommends that you vote FOR the advisory proposal to approve executive officer compensation.